Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@KEMET.com
	864-963-6484	954.766.2806

KEMET ANNOUNCES ELECTION OF JACOB KOTZUBEI

TO KEMET BOARD OF DIRECTORS

Greenville, South Carolina (October 27, 2011) — KEMET Corporation (NYSE: KEM) (the “Company”), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announced today that Jacob Kotzubei has been elected to the Company’s Board of Directors.  On October 25, 2011, the Company’s Board of Directors increased the size of the Board to nine members and elected Mr. Kotzubei to fill the resulting vacancy, placing him in the Board of Directors’ Class of 2013.

Mr. Kotzubei joined Platinum Equity, LLC (“Platinum Equity”) in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4 ½ years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review.

Per Loof, KEMET Corporation’s Chief Executive Officer, stated, “We are delighted to welcome Jacob to our Board of Directors.  We believe that Jacob’s expertise in mergers and acquisitions and his extensive experience in management oversight, private equity and capital markets will provide significant benefits to our Board and to our shareholders as we continue to focus on profitable growth.”

“I am honored to join the Board of Directors of KEMET, a leading company that plays a critical role in the electronics supply chain. Platinum Equity has been an investor in the company and a supporter of its management team for nearly two and a half years and we are delighted to continue this relationship through participation via the Board,” said Jacob Kotzubei, partner, Platinum Equity.

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300   Fax: 864.963.6521

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business; and (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions.  Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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